RiverNorth Opportunities Fund, Inc. Announces Change in Fiscal Year End

West Palm Beach, FL – May 20, 2024 – RiverNorth Opportunities Fund, Inc. (NYSE: RIV) (the “Fund”) is pleased to announce that on May 14-15, 2024, the Board of Directors of the Fund (the “Board”) approved a change to the fiscal year end (“FYE”) of the Fund, as set forth in the table below.

Fund	Ticker	Current FYE	New FYE
RiverNorth Opportunities Fund, Inc.	RIV	July 31	June 30

This change was made to increase efficiencies and reduce operating costs for the Fund by bringing it into alignment with the fiscal year ends of all the closed end funds in the RiverNorth complex.

About RiverNorth

RiverNorth Capital Management, LLC is an investment management firm founded in 2000. With $5.0 billion1 in assets under management as of April 30, 2024, RiverNorth specializes in opportunistic investment strategies in niche markets where the potential to exploit inefficiencies is greatest. RiverNorth is an institutional investment manager to registered funds, private funds, and separately managed accounts.

Contact

RiverNorth CEF Investor Relations

800-646-0148, Option 1

CEF@rivernorth.com

1.	Firm AUM reflects Managed Assets which includes the effects of leverage and investments in affiliated funds.

An investment in the Fund involves risk, including loss of principal.

Investors should consider a Fund's investment objective, risks, charges, and expenses carefully before investing. The Fund’s prospectus and most recent periodic reports contain this and other important information about the Fund and may be obtained by visiting rivernorth.com/literature or by calling your financial professional or RiverNorth at 844.569.4750.

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